EXHIBIT (b)(2)

Huevos Holdings, Inc.

Twelve Piedmont Center

Suite 210

Atlanta, Georgia 30305

RE:	Subscription Agreement for the Purchase of Shares of Common Stock

Huevos Holdings, Inc., a Georgia corporation (the “Corporation”) is a party to that certain Agreement and Plan of Merger by and among the Corporation and AHL Services, Inc., Frank A. Argenbright, Jr., A. Clayton Perfall, and Caledonia Investments PLC (the “Plan of Merger”). Capitalized terms not otherwise defined herein are as defined in the Plan of Merger.

The undersigned sole shareholder of the Corporation, CGW Southeast Partners IV, L.P. (“CGW”), hereby subscribes for and agrees to purchase a number of shares of the no par value Common Stock (the “Shares”) of the Corporation at a purchase price of $1.00 per share sufficient to provide the Corporation with the funds necessary to deliver the Cash Payment; provided, however, that the aggregate purchase price to be paid by CGW for shares subscribed for shall not exceed Ten Million Dollars ($10,000,000). Payment of such consideration shall be made by CGW upon satisfaction (or waiver by the Corporation) of the conditions to the Corporation’s obligations set forth in Article 10 of the Plan of Merger, and against delivery to CGW of the stock certificate of the Corporation, registered in the name of CGW, in the number of shares herein subscribed for.

The undersigned acknowledges that the issuance of the Shares will not be registered under the Federal Securities Act of 1933, as amended (the “1933 Act”), or the Georgia Securities Act of 1973, as amended (the “Georgia Act”), in reliance upon exemptions from registration contained in those respective Acts, and that the Corporation’s reliance upon such exemptions is based in part upon the representations, warranties and agreements contained in this Subscription Agreement.

The undersigned acknowledges that, prior to the execution of this Subscription Agreement, it has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Corporation concerning the financial and other affairs of the Corporation and the terms and conditions of the offering of the Shares to which this Subscription Agreement relates, and, to the extent the undersigned believes necessary in light of the undersigned’s personal knowledge of the Corporation’s affairs, it has asked such questions and received satisfactory answers.

The undersigned represents, warrants and agrees as follows:

(1) The undersigned has carefully read this Subscription Agreement and, to the extent it believes necessary, it has discussed the representations, warranties and agreements that it makes by signing this Subscription Agreement and the applicable limitations upon its resale of the Shares with its counsel and counsel for the Corporation.

(2) The undersigned is purchasing the Shares for its own account, with the intention of holding the Shares for investment, with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Shares; and it shall not make any sale, transfer or other disposition of the Shares without registration under the 1933 Act and the Georgia Act unless an exemption from registration is available under those Acts, respectively.

(3) The undersigned is familiar with the business in which the Corporation will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the sort that it is undertaking herein. The undersigned is fully aware of the problems and risks involved in making an investment of this type and is capable of evaluating the merits and risks of this investment.

(4) This investment is in accord with the nature and size of the undersigned’s present investments and net worth, and it is financially able to bear the economic risk of this investment, including the ability to afford holding the Shares for an indefinite period or to afford a complete loss of this investment.

(5) The undersigned understands that the provisions of Rule 144 under the 1933 Act are not available to permit resales of these Shares, and due to the nature of the business of the Corporation and the conditions of Rule 144, it is unlikely that the conditions necessary to permit routine sales of the Shares under Rule 144 will ever be satisfied, and, if Rule 144 should become available, routine sales made in reliance upon its provisions could be made only in limited amounts and in accordance with the terms and conditions of the Rule. The undersigned further understands that in connection with sales of the Shares for which Rule 144 is not available, compliance with Regulation A under the 1933 Act or some other registration exemption will be required.

(6) The undersigned understands that the Corporation is under no obligation to register the Shares or to comply with the conditions of Rule 144 or take any other action necessary in order to make any exemption for the sale of the Shares without registration available.

(7) The undersigned understands and agrees that stop transfer instructions will be given to the Corporation’s transfer agent or the officer in charge of its stock records and noted on the appropriate records of the Corporation to the effect that the Shares may not be transferred out of its name unless approval is first obtained from the Corporation. It further agrees that there will be placed on the certificates for the Shares, or any substitutions therefor, a legend stating in substance as follows, and it understands and agrees that the Corporation may refuse to permit the transfer of the Shares out of my name and that the Shares must be held indefinitely in the absence of compliance with the terms of such legend:

“The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred, nor will any assignee or endorsee hereof be recognized as an owner hereof by the issuer for any purpose, unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares shall then be in effect or unless the availability of an exemption from registration with respect to any proposed transfer or disposition of such shares shall be established to the satisfaction of counsel for the issuer. In addition, these securities have not been registered or qualified under the securities laws of any state and may not be sold or transferred except in a transaction which is exempt under the applicable state securities laws or pursuant to an effective registration or qualification under such laws.”

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement this March 28, 2003.

CGW SOUTHEAST PARTNERS IV, L.P.

By:	CGW Southeast IV, L.L.C., its General Partner

By:	CGW, Inc., its Manager

/S/ MICHAEL D. LONG
Name: Michael D. Long Title: Vice President

ACCEPTED, March 28, 2003 on behalf of Huevos Holdings, Inc.

		By:	/S/ KEVIN R. MCCARTHY
Kevin R. McCarthy President